Western Asset Funds, Inc.

Amended and Restated Multiple Class (Rule 18f-3) Plan

April 19, 2010

This Plan is adopted by Western Asset Funds, Inc. (the “Company”) pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “Act”), in order to document the separate arrangements and expense allocations of each of the classes of shares (the “Classes”) of the constituent Portfolios of the Company specified on Schedule A attached hereto (the “Multi-class Portfolios”).

Section 1. Class Designations

The types of Classes are the “IS Class,” “I Class” and the “FI Class.” Each Class has a different arrangement for shareholder services or distribution or both, as follows:

1.	IS Class Shares — are offered with no sales charges or distribution expenses.

2.	I Class Shares — are offered with no sales charges or distribution expenses.

3.	FI Class Shares — are offered with no sales charges, but are subject to expenses incurred under a distribution plan adopted in accordance with Rule 12b-1 under the Act (“Distribution Plan”).

Section 2. Voting

Each Class shall have the voting rights set out in the Articles of Incorporation and By-Laws of the Company, as they may be amended from time to time. The FI Class shares shall have the right to vote with respect to the Distribution Plan applicable to that Class.

Section 3. Allocation of Expenses Between Classes

Distribution Expenses. All expenses incurred under a Class’s Distribution Plan shall be allocated to that Class.

Other Class Expenses. All other expenses, to the extent they are determined by the Directors, or by the Company’s investment manager or investment advisers, to have been incurred by or in respect of one but not all Classes of a Multi-class Portfolio or otherwise unequally as between such Classes, shall be allocated as between the Classes in any manner, consistent with Rule 18f-3, that the Directors may in their discretion consider fair and equitable. In light of the foregoing, the Directors have currently determined that the expenses as set forth in Schedule B attached hereto shall be allocated to the IS Class, I Class or the FI Class as shown on Schedule B. Schedule B may be modified from time to time by the Directors and such modification shall not constitute an amendment to this Plan which must be submitted to the shareholders of either Class.

Section 4. Other Allocations and Waivers/Reimbursements

Expenses Applicable to More than One Portfolio. Expenses incurred by the Company on behalf of a Portfolio, including any Multi-class Portfolio, shall be allocated to that Portfolio, and expenses incurred by the Company on behalf of more than one Portfolio shall be allocated among the Portfolios that incurred the expenses based on the net asset values of the several Portfolios in relation to the aggregate net asset value of all Portfolios to which the expense relates, or on such other basis as the Directors may in their discretion consider fair and equitable.

Other Allocations. Income, realized and unrealized capital gains and losses, and expenses other than expenses allocated pursuant to Section 3 shall be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of the Multi-class Portfolio, or on such other basis, consistent with Rule 18f-3, as the Directors may in their discretion consider fair and equitable.

Waivers and Reimbursements. Nothing in this Plan shall be construed as limiting the ability of any person to waive any fee paid by a Portfolio or Class to that person or to reimburse any or all expenses of a Portfolio or Class.

Section 5. Exchanges

Shareholders of a Class may, as and to the extent permitted by the prospectus of the Portfolios in question, exchange their shares for shares of the same Class of any other Portfolio or Fund, or for shares of a different Class of the same Portfolio, in accordance with Section 11(a) of the Act and the rules thereunder, to the extent applicable. For these purposes, the term “Portfolio” includes any series of Western Asset Funds, Inc. and the term “Fund” means any registered open-end investment company (or series thereof) that has the same principal underwriter as Western Asset Funds, Inc.

Schedule A to Multi-Class Plan

Constituent Portfolios of Western Asset Funds, Inc.

To Which the Multi-Class Plan Applies

Portfolio

Western Asset Intermediate Bond Portfolio

Western Asset Intermediate Plus Bond Portfolio

Western Asset Core Bond Portfolio

Western Asset Core Plus Bond Portfolio

Western Asset Inflation Indexed Plus Bond Portfolio

Western Asset High Yield Portfolio

Western Asset Non-U.S. Opportunity Bond Portfolio

Western Asset Global Strategic Income Portfolio

Western Asset Enhanced Equity Portfolio

Western Asset Limited Duration Bond Portfolio

Western Asset Absolute Return Portfolio

Schedule B to Multi-Class Plan

Allocation of Class Expenses

IS Class Shares

1.	Printing and postage expenses related to preparing and distributing material such as shareholder reports, prospectuses and proxy materials to current holders of IS Class Shares;

2.	Registration fees (other than State registration fees imposed on a company or Portfolio-wide basis and Securities and Exchange Commission registration fees) for IS Class Shares;

3.	Litigation or other legal expenses relating solely to IS Class Shares;

4.	Transfer agency fees and shareholder servicing expenses relating solely to IS Class Shares;

5.	Directors’ fees incurred as a result of issues relating solely to IS Class Shares; and

6.	The expense of holding meetings solely for holders of IS Class Shares.

I Class Shares

1.	Printing and postage expenses related to preparing and distributing material such as shareholder reports, prospectuses and proxy materials to current holders of I Class Shares;

2.	Registration fees (other than State registration fees imposed on a company or Portfolio-wide basis and Securities and Exchange Commission registration fees) for I Class Shares;

3.	Litigation or other legal expenses relating solely to I Class Shares;

4.	Transfer agency fees and shareholder servicing expenses relating solely to I Class Shares;

5.	Directors’ fees incurred as a result of issues relating solely to I Class Shares; and

6.	The expense of holding meetings solely for holders of I Class Shares.

FI Class Shares

7.	Printing and postage expenses related to preparing and distributing material such as shareholder reports, prospectuses and proxy materials to current holders of FI Class Shares;

8.	Registration fees (other than State registration fees imposed on a company or Portfolio-wide basis and Securities and Exchange Commission registration fees) for FI Class Shares;

9.	Litigation or other legal expenses relating solely to FI Class Shares;

10.	Transfer agency fees and shareholder servicing expenses relating solely to FI Class Shares;

11.	Directors’ fees incurred as a result of issues relating solely to FI Class Shares; and

12.	The expense of holding meetings solely for holders of FI Class Shares.